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                                                                   Exhibit 10.24


                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (the "Employment Agreement"), dated as of this 27th day of September, 2002, is entered into by and between Packeteer, Inc., a Delaware corporation, (the "Company"), and David Cote ("Executive"). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

      1. EMPLOYMENT.

      1.1 Position. Effective as of October 7, 2002 (the "Commencement Date"), and subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its Chief Executive Officer and President reporting directly to the board of directors (the "Board"). Executive shall also be appointed to serve on the Company's board of directors by the Board.

      1.2 Duties. As Chief Executive Officer and President of the Company, Executive shall be responsible for managing the operations of the Company, including finance, general administration, sales and marketing, the development and delivery of products, and the implementation of the overall strategy of the Company. As an executive officer of the Company, Executive will be expected to enforce the rules and regulations of the Company. Executive shall diligently, and to the best of his ability, perform all such duties and use his best efforts to promote the interests of the Company.

      1.3 Time to be Devoted to Employment. While employed by the Company, Executive shall devote his full time and energy to the business of the Company. Executive hereby represents that he is not a party to any agreement that would be an impediment to entering into this Employment Agreement and that he is permitted to enter into this Employment Agreement and perform the obligations hereunder.

      2. COMPENSATION AND BENEFITS.

      2.1 Annual Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive a starting annual base salary of $300,000.00 ($25,000.00 per month), payable in accordance with the Company's regular payroll schedule ("Base Salary"), less applicable withholdings and deductions. The Base Salary will be subject to change at the sole discretion of the Board or the Compensation Committee of the Board (the "Compensation Committee").

      2.2 Bonus. Executive will be eligible to receive an annual bonus payment of up to 60% of Executive's annualized Base Salary. Payment of the bonus will be at the sole discretion of the Board and will be based on the achievement of performance goals to be determined by the Board or the Compensation Committee.

      2.3 Stock Options. Effective upon the Commencement Date, the Board has granted Executive a stock option (the "Option") to purchase 600,000 shares of Common Stock
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under the Company's 1999 Stock Incentive Plan (the "Plan"). The Option shares will have an exercise price equal to the closing price on NASDAQ for the Company's Common Stock on Executive's first full day of employment. The Option shares will become vested shares as follows: 25% on the first anniversary of the Commencement Date and the remaining shares shall vest in equal monthly installments over the course of thirty-six (36) months. The grant is contingent upon Executive executing the Company's standard form of stock option agreement and the Proprietary Information and Inventions Agreement. The Option will expire ten years from the date of grant, subject to earlier expiration in the event of Executive's termination of employment. The grant of this stock option shall be subject to the other terms and conditions set forth in the Plan and in the Company's standard form of stock option agreement.

      2.4 Participation in Benefit Plans. Executive shall be entitled to participate in the Company's standard health insurance, life insurance, disability insurance plans, and any other benefits to the extent permitted by law, that may from time to time be available to other executives of the Company. The Company reserves the right to amend, modify or terminate any employee benefits at any time for any reason. To the extent Executive is not eligible to participate in such plans as of the Commencement Date, the Company shall reimburse Executive for his COBRA payments until he is eligible for coverage under the Company's standard health plans.

      2.5 Vacation. Executive will be entitled to paid vacation based on the Company's standard vacation policies.

      3. TERMINATION OF EMPLOYMENT.

      3.1 Basic Rule. The Company agrees to continue Executive's employment, and the Executive agrees to remain in employment with the Company, from the Commencement Date until the date when Executive's employment terminates pursuant to Section 3.2 below. Executive's employment with the Company shall be "at will," and either the Executive or the Company may terminate Executive's Employment at any time, for any reason, with or without Cause. Any contrary representations which may have been made to the Executive shall be superceded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the "at will" nature of Executive's employment, which may be changed only in an express written agreement signed by Executive and a duly authorized representative of the Board or the Compensation Committee.

      3.2 Method of Termination. Executive's employment pursuant to this Employment Agreement shall terminate upon the first of the following to occur:

            (i) Executive's death;

            (ii) Date that written notice is deemed given or made by the Company to Executive that as a result of any physical or mental injury or disability, he is unable to perform the essential functions of his job, with or without reasonable accommodation. Such notice may be issued when the Board has reasonably determined that Executive has become unable to perform substantially his services and duties hereunder with or without reasonable accommodation for a period of ninety (90) consecutive days because of any physical or mental

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injury or disability, and that it is reasonably likely that he will not be able to resume substantially performing his services and duties on substantially the terms and conditions as set forth in this Employment Agreement;

            (iii) Date that written notice is deemed given or made by the Company to Executive of termination for "Cause." For purposes of this Employment Agreement, "Cause" shall mean any one of the following:

                  (A) Repeated failure by Executive to perform his duties and responsibilities hereunder to the reasonable satisfaction of the Board;

                  (B) Any breach by Executive of his fiduciary duties to the Company or any material terms of this Employment Agreement;

                  (C) Executive's engagement in misconduct (including, without limitation, embezzlement, fraud or unlawful harassment); or

                  (D) The conviction of Executive for a felony;

            (iv) Date that written notice is deemed given or made by Executive of his resignation as an employee of the Company or voluntary departure from the Company;

            (v) Date that written notice is deemed given or made by the Company to Executive of termination without Cause.

      Nothing herein alters Executive and the Company's separate right to terminate the employment relationship at any time, for any reason, with or without Cause.

      3.3 Termination without Cause. If Executive is terminated without Cause prior to a Change of Control (as defined below) and on or prior to the 12-month anniversary of the Commencement Date, Executive will be entitled to have his monthly salary continue for a six (6) month period as a severance payment. If Executive is terminated without Cause prior to a Change of Control and after the 12-month anniversary of the Commencement Date, Executive will be entitled to have his monthly salary continue for a twelve (12) month period as a severance payment. Any payments made pursuant to this Section 3.3 shall be made in equal amounts on the Company's regular payroll dates following Executive's termination of employment

      3.4 Notice of Termination. Any termination of Executive's employment either by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.1 hereof.

      4. CHANGE OF CONTROL.

      4.1 Definitions. For purposes of this Agreement:

            (i) Change of Control. A Change of Control shall be defined as a merger or other form of corporate reorganization in which the Stockholders of the Company do

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not own at least fifty percent of the outstanding voting equity securities of the surviving entity following such a transaction, or a sale of all or substantially all of the assets of the Company.

            (ii) Good Reason. If Executive resigns his employment from the surviving entity within thirty (30) days of the following events: (a) a substantial diminution of duties or title; (b) a requirement to relocate more than fifty (50) miles from the Company's location prior to such Change of Control; (c) a change in Executive's title as President and Chief Executive Officer; or (d) any material reduction in Executive's Base Salary (other than in connection with a similar reduction applicable to all executives of the Company); then in such event such resignation shall be deemed to have occurred for Good Reason. Any other such voluntary resignation by Executive would be "Without Good Reason."

      4.2 Effect of Termination Without Cause or Voluntary Termination for Good Reason, Following a Change of Control. In the event of (i) a termination of Executive's employment without Cause within 12 months following a Change of Control or (ii) a termination of Executive's employment for Good Reason within 12 months following a Change of Control; then Executive shall be entitled to have payment of his then current base salary continue as a severance payment for a period of 12 months following such termination.

      4.3 Stock Options. In the event of a Change of Control following which Executive is not the Chief Executive Officer and President of the surviving entity of such transaction, any unvested Option shares then held by Executive would accelerate and become vested in the following increments: (i) 25% of any unvested Option shares then held by Executive and granted to Executive within 12 months of the closing date of such a Change of Control transaction, shall become vested and exercisable; (ii) 50% of any unvested Option shares then held by Executive and granted to Executive within the period beginning 24 months prior to the closing date of such a Change of Control transaction and ending 12 months prior to such date, shall become vested and exercisable; and (iii) 100% of any unvested Option shares then held by Executive and granted to Executive during any period more than 24 months prior to the closing date of such a Change of Control transaction, shall become vested and exercisable.

      5. GENERAL RELEASE.

      Any other provision of this Agreement notwithstanding, Sections 3.3, 4.2 and 4.3 shall not apply and the Company shall have no obligations thereunder unless Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

      6. RESTRICTIVE COVENANT.

      During the period of his employment with the Company:

      6.1 Executive shall devote substantially all of his time and energy to the performance of Executive's duties described herein, except during periods of illness or vacation.

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      6.2 Executive shall not directly or indirectly provide services to or through any person, firm or other entity other than the Company, unless otherwise authorized by a duly authorized representative of the Board or the Compensation Committee.

      6.3 Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities, (iii) participation in trade or professional organizations but only if such incidental services do not significantly interfere with the performance of Executive's services hereunder.

      7. MISCELLANEOUS.

      7.1 Notices. All notices, demands and requests required by this Employment Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegraph, telegram, telex, or other form of "hard copy" transmission, to either party hereto at the address set forth below or at such other address as either party may designate by notice pursuant to this Section 7.

            If to the Company, to: Packeteer, Inc.
                                   10495 North De Anza Boulevard
                                   Cupertino, CA  95014
                                   Attn: Chief Financial Officer

            And a copy to:         Brobeck, Phleger & Harrison LLP
                                   2000 University Avenue
                                   East Palo Alto, CA  94303
                                   Attn: Armando Castro

            If to Executive, to:   _____________________________
                                   _____________________________
                                   _____________________________

      7.2 Assignment. This Employment Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

      7.3 Deductions. All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law, as authorized under this Employment Agreement and as authorized from time to time.

      7.4 Entire Agreement. This Employment Agreement and the related stock option agreement and Proprietary Information and Inventions Agreement contain the entire

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agreement of the parties with respect to the subject matter hereof and supercede the terms of any other agreements or understandings regarding the subject matter hereof, including, without limitation, the offer letter dated September __, 2002.

      7.5 Amendment. This Employment Agreement may be modified or amended only by a written agreement signed by Executive and a duly authorized representative of the Board or the Compensation Committee.

      7.6 Waivers. No waiver of any term or provision of this Employment Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Employment Agreement shall not apply to any subsequent breach of this Employment Agreement.

      7.7 Counterparts. This Employment Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

      7.8 Severability. The provisions of this Employment Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Employment Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Employment Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

      7.9 Governing Law. This Agreement and the rights and obligations of the Company and Executive hereunder shall be determined under, governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

      7.10 Arbitration. Each party agrees that any and all disputes which arise out of or relate to the Executive's employment, the termination of the Executive's employment, or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive's employment with the Company or its termination. The only claims not covered by this Agreement to arbitrate disputes are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers' compensation benefits under any of the Company's workers' compensation insurance policy or fund; (iii) claims arising from or relating to the non-competition provisions of this Agreement; and (iv) claims concerning the validity, infringement, ownership, or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property right, and any claim pursuant to or under any existing confidential/proprietary/trade secrets information and inventions agreement(s) such as, but not limited to, the Proprietary Information and Inventions Agreement. With respect to such

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disputes, they shall not be subject to arbitration; rather, they will be resolved pursuant to applicable law.

      Arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules"), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

      Arbitration will be conducted in Santa Clara County, California or, if the Executive does not reside within 100 miles of Santa Clara County at the time the dispute arises, then the arbitration may take place in the largest metropolitan area within 50 miles of the Executive's place of residence when the dispute arises.

      During the course of the arbitration, the Executive and the Company will each bear equally the arbitrator's fee and any other type of expense or cost of arbitration, unless applicable law requires otherwise, and each shall bear their own respective attorneys' fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by the applicable statute or contract. If there is a dispute as to whether the Executive or the Company is the prevailing party in the arbitration, the arbitrator will decide this issue.

      The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator's award may be entered in any court having jurisdiction thereof.

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      IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first above written.

                                       PACKETEER, INC.


                                       By:
                                            ----------------------------------
                                       Title: Acting CEO

                                       EXECUTIVE


                                       ---------------------------------------
                                       David Cote




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